Exhibit 10.4

PROMISSORY NOTE

March 15, 2006

$4,160,000.00

FOR VALUE RECEIVED, the undersigned, HyperFeed Technologies, Inc., a Delaware corporation (“Borrower”), promises to pay to the order of PICO Holdings, Inc., a California corporation (“Lender”), the principal sum of Four Million One Hundred Sixty Thousand dollars and no cents ($4,160,000.00), together with the interest thereon at the rate of seven percent (7%) per annum, commencing on the date hereof and continuing until the principal sum is paid in full. Interest shall be computed on the basis of a 365-day year.

The parties acknowledge that Borrower borrowed the principal sum of $3,310,000 from Lender in a Promissory Note dated February 15, 2006.

The parties agree that an additional principal sum of $850,000 shall be borrowed from Lender in this Promissory Note dated March 15, 2006 and that the principal sum borrowed by Borrower from Lender in the February 15, 2006 Promissory Note and this March 15, 2006 Promissory Note totals $4,160,000. The parties also agree that the February 15, 2006 Promissory Note totaling $3,310,000 is hereby cancelled.

The entire unpaid principal balance of, and all interest under, this Promissory Note shall be due and payable not later than April 30, 2006. The indebtness evidenced hereby may be prepaid in whole or part at any time without penalty. Any payment or prepayment shall be applied first to interest and second to the principal due and payable hereunder.

HyperFeed Technologies, Inc. covenants that, if suit be brought to enforce the payment of the principal or interest under this Promissory Note, it will pay PICO Holdings, Inc. such further amount as shall be reasonable to cover the cost and expense of collection including reasonable attorney fees.

HYPERFEED TECHNOLOGIES, INC.

/s/ Gemma Lahera
By: Gemma R. Lahera
Title: Principal Accounting Officer & Treasurer